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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                    FORM 11-K

                                  ANNUAL REPORT
                        PURSUANT TO SECTION 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997


          DELAWARE                           000-22298                          13-3615274
(STATE OR OTHER JURISDICTION OF             (COMMISSION                        (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)              FILE NUMBER)                       IDENTIFICATION NO.)

           FULL TITLE OF PLAN (IF DIFFERENT FROM ISSUER NAMED BELOW):

                SCIENTIFIC GAMES INC. SAVINGS AND INVESTMENT PLAN

          FULL TITLE OF ISSUER OF SECURITIES HELD PURSUANT TO THE PLAN
                        AND ADDRESS OF EXECUTIVE OFFICE:

                         SCIENTIFIC GAMES HOLDINGS CORP.

                          1500 BLUEGRASS LAKES PARKWAY
                            ALPHARETTA, GEORGIA 30004
                                 (770) 664-3700

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EXHIBIT INDEX

         13       Annual Report to Security-Holders and Supplemental Schedules

         23       Consent of Independent Auditors


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SIGNATURES

Scientific Games Inc. Savings and Investment Plan.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    Scientific Games Inc. Savings and
                                    Investment Plan
                                    SCIENTIFIC GAMES HOLDINGS CORP.




Date:  June 29, 1998                By: /s/ Cliff O. Bickell
                                       ---------------------------------------
                                          Cliff O. Bickell
                                          Vice President, Treasurer,
                                          and Chief Financial Officer